Landry’s Restaurants, Inc. Announces Further Amendment to Merger Agreement With Tilman J.
Fertitta and Voting Agreement With Pershing Square Capital Management

HOUSTON, June 21 /PRNewswire-FirstCall/ — Landry’s Restaurants, Inc. (NYSE: LNY) (the “Company”) announced today that it has entered into a further amendment to the merger agreement previously signed with a company wholly-owned by Tilman J. Fertitta, Chairman, Chief Executive Officer and President of the Company.  Pursuant to the amendment, the Fertitta company has agreed to increase the cash merger consideration payable to the holders of all of the Company’s outstanding common stock not owned by Mr. Fertitta from $24.00 to $24.50 per share.  The total value of the transaction is approximately $1.4 billion.  On June 18, 2010, Mr. Fertitta beneficially owned approximately 55% of the Company’s outstanding shares of common stock.

In connection with the amendment, the Company and certain stockholders, including Pershing Square Capital Management and Richard T. McGuire, entered into voting agreements pursuant to which they agreed to vote the shares beneficially owned by them for the merger as set forth in the amended merger agreement, subject to the terms and conditions set forth in the voting agreements. Each of the voting agreements will terminate if, among other things, (1) the Special Committee of the Board of Directors of the Company determines a competing proposal is a superior proposal (as such term is defined in the amended merger agreement), (2) the amended merger agreement is terminated, including in connection with a termination by the Company in order to enter into an agreement with respect to a superior proposal or (3) the amended merger agreement is further amended, or any provision thereunder is waived, that reduces or changes the form of  the merger consideration, adds or modifies any closing condition, materially delays the closing of the merger or adversely affects in any material respect the rights or obligations of the parties under the voting agreement as of the date of the voting agreement. On June 18, 2010, such stockholders collectively beneficially owned approximately 9.9% of the Company’s outstanding shares of common stock.

The Company’s Board of Directors, acting upon the unanimous recommendation of a Special Committee comprised entirely of outside, non-employee directors, has approved the amended merger agreement and each of the voting agreements and has recommended that the Company’s stockholders vote in favor of the amended merger agreement.

The amendment to the merger agreement does not modify the provisions of the merger agreement relating to the Company’s go-shop process, and the Company will continue to conduct on “active” go-shop process until July 7, 2010, when the go-shop period is set to expire (unless extended by the Special Committee under certain circumstances). No assurances can be given that solicitation of superior proposals will result in an alternative transaction.

The merger is subject to approval by the Company’s stockholders, including approval by the holders of a majority of the Company’s common stock voted at the special meeting and not owned by Mr. Fertitta and the Company’s directors.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by safe harbors created thereby. Stockholders are cautioned that all forward- looking statements are based largely on the Company’s expectations and involve risks and uncertainties, some of which cannot be predicted or are beyond the Company’s control. Some factors that could realistically cause results to differ materially from those projected in the forward-looking statements include the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement with Fertitta Group, Inc.; the outcome of any legal proceedings that have been, or may be, instituted against the Company related to the merger agreement; the inability to complete the merger due to the failure to obtain stockholder approval for the merger or the failure to satisfy other conditions to completion of the merger, including the receipt of all regulatory approvals related to the merger; risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; the ability to recognize the benefits of the merger; the effects of local and national economic, credit and capital market conditions on the economy in general, and on the gaming, restaurant and hotel industries in particular; changes in laws, including increased tax rates, regulations or accounting standards, third-party relations and approvals, and decisions of courts, regulators and governmental bodies; litigation outcomes and judicial actions; acts of war or terrorist incidents or natural disasters; the effects of competition, including locations of competitors and operating and market competition; ineffective marketing or promotions, weather, management turnover, higher interest rates and gas prices, negative same store sales and other risks described in the filings of the Company with the Securities and Exchange Commission, including but not limited to, the Company’s Annual Report on Form 10-K for the year ended December 31, 2009. The Company may not update or revise any forward-looking statements made in this press release.

Additional Information and Where to Find It

In connection with the proposed merger, the Company filed a preliminary proxy statement with the Securities and Exchange Commission (the “SEC”) on December 1, 2009.  Investors and security holders are strongly advised to read the definitive proxy statement when it becomes available because it will contain important information.  Investors and security holders may obtain a free copy of the definitive proxy statement (when available) and other documents filed by the Company at the SEC website at http://www.sec.gov.  The definitive proxy statement and such other documents may also be obtained for free by directing such request to Landry’s Restaurants, Inc., Investor Relations, 1510 West Loop South, Houston, Texas, 77027, telephone: (713) 386-7000 or on the Company’s website at http://www.LandrysRestaurants.com.

The Company and its directors, executive officers and other members of its management and employees may be deemed participants in the solicitation of proxies from its stockholders in connection with the proposed merger.  Information concerning the interests of the Company’s participants in the solicitation, which may, in some cases, be different than those of stockholders generally, is set forth in the Company’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2009, previously filed with the SEC, and will be set forth in the definitive proxy statement relating to the merger when it becomes available.

CONTACT: Steven L. Scheinthal, Executive Vice President and General Counsel, +1-713-850-1010, or Rick H. Liem, Executive Vice President and CFO, +1-713-850-1010, both of Landry’s Restaurants, Inc.